Oppenheimer Main Street Mid Cap Fund
N-SAR Exhibit – Item 77D

On March 27, 2014, Oppenheimer Main Street Mid Cap Fund (the “Registrant”) filed a Supplement to its Prospectus and Statement of Additional Information (SEC Accession No. 0000728889-14-000497) changing its name and amending its investment strategies to state that under normal market conditions, the Registrant invests at least 80% of its assets, including any borrowings for investment purposes, in securities of “mid cap” companies. The Supplement is hereby incorporated by reference in response to Item 77D of the Registrant’s Form N-SAR.